Exhibit 10.2

Lehigh Gas Partners LP 2012 Incentive Award Plan

Award Agreement for Phantom Performance Units

For Executive Officers and Employees

Grantee:	/$ParticipantName$/

Grant Date:	August 9, 2018

Number of Phantom Performance Units:	/$AwardsGranted$/

1.

Grant of Phantom Performance Units.  CrossAmerica GP LLC, a Delaware limited liability company, the general partner (“General Partner”) of CrossAmerica Partners LP, a Delaware limited partnership (formerly known as Lehigh Gas Partners LP) (the “Partnership”), hereby grants to you an award (“Award”) of Phantom Performance Units, which shall constitute Performance Awards in accordance with Section 9 of the Lehigh Gas Partners LP 2012 Incentive Award Plan, as the same may be amended from time to time (the “Plan”), which are subject to the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement (the “Agreement”). A Phantom Performance Unit represents a notional Unit granted under the Plan which upon vesting entitles you to receive a Unit, an amount of cash equal to the Fair Market Value of a Unit, or a combination of cash and Units, as determined by the Committee (as defined in the Plan) in its sole discretion.  Phantom Performance Units are not actual Units, no Units shall be issued at the time the Award is made, and the Award shall not convey any of the rights or privileges or voting rights of a unitholder or limited partner of the Partnership with respect to any Phantom Performance Units.  This Award includes tandem Distribution Equivalent Rights (“DERs”), which entitle the Participant to receive, with respect to each Phantom Performance Unit, so long as the underlying Phantom Performance Unit has not either vested or been forfeited. DERs are calculated upon vesting as the amount in cash equal to the distributions per Unit made by the Partnership on its outstanding Units while the Award was unvested. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.  References to “Section” herein, unless otherwise specified, refer to the Sections of this Agreement.

2.Vesting of Phantom Performance Units.

The Phantom Performance Units shall be unvested at issuance, and subject to Section 4 below, shall become vested and non-forfeitable as follows, provided you have remained in Continuous Service from the Grant Date through the vesting date:

•

35% of the Award (the “Service Portion”) shall not be subject to the attainment of performance objectives and shall vest on the third anniversary of the Grant Date (the “Vesting Period”), subject to Early Vesting as provide in Section 4 below;

•

65% of the Award (the “Performance Portion”) shall be subject to the attainment of the following performance objectives (the “Performance Objectives”) over a three-year period and shall vest on the third anniversary of the Grant Date, subject to Section 4(b)(ii) below:

o

Forty percent (40%) of the performance objectives will be attributable to fuel volume variation better by 3% or more over the weighted average industry performance (EIA) over the three-year period (using financial statements in the Form 10-Q (2) 2018 to Form 10-Q (2) 2021)

o

Forty percent (40%) of the performance objectives will be attributable to an increase in trailing 12-month Adjusted EBITDA of 5% or more over the three-year period (using financial statements in the Form 10-Q (2) 2018 to Form 10-Q (2) 2021)

o

Twenty percent (20%) of the performance objectives will be attributable to meeting a result that is equal to or higher than 4.05 for the May 2021 myVOICE survey’s Accountability Index (i.e. the results for the three questions for respondents with tenure of more than 12 months as of the date of the survey):

a.	I received feedback on the previous myVOICE survey
b.	My team participated in an effective action planning session following last year’s myVOICE survey
c.	My team has made progress on the goals set during our action planning sessions after the last myVOICE survey

If on an applicable vesting date, the application of the above vesting schedule results in a fractional Phantom Performance Unit being vested, the number of Phantom Performance Units vesting on such date shall be rounded up to the next whole number of Phantom Performance Units.

3.

Administration.  The Committee (as defined in the Plan) shall have the sole and complete discretion to administer, interpret and construe the Plan and this Agreement with respect to a Participant, and to determine any and all questions and issues arising with respect to the Plan and this Agreement.  Any decision of the Committee concerning the Plan or this Agreement shall be final and binding on you.

4.	Events Occurring Prior to Early Vesting.

(a)  Death.  If your Continuous Service terminates as a result of your death, the unvested Phantom Performance Units then remaining automatically will become fully vested upon such termination of Continuous Service.

(b)  Disability or Retirement.  If your Continuous Service terminates as a result of Disability or your retirement (when participant attains the age of 65) (“Disability Date” or “Retirement Date”, respectively):

(i)	The unvested Service Portion of the Phantom Performance Units then remaining will become vested as follows:
•

such percentage of the Service Portion of the Award will become vested on Retirement Date as determined by dividing the number of days from the Grant Date to the date of Disability or the Retirement Date, as applicable, by the full number of days in the Vesting Period; and

•	the remaining percentage of the Service Portion will be forfeited.

(ii)	The unvested Performance Portion of the Phantom Performance Units then remaining will become vested as follows:
•

such percentage of the Performance Portion of the Award will continue with the original vesting schedule and payout will occur after the third anniversary of the Grant Date subject to availability of the financial information necessary to calculate attainment of Performance Objectives and will be determined by dividing the number of days from the Grant Date to the date of Disability or the Retirement Date, as applicable, by the full number of days in the Vesting Period; and

•	the remaining percentage of the Performance Portion will be forfeited.

(c) Change in Control. If a Change in Control (as defined below) occurs, the Phantom Performance Units then remaining automatically will become fully vested up such Change in Control. For purposes of this Agreement, the definition of “Change of Control” adds paragraph (iv) to the definition of “Change of Control” contained in the Plan under Section 2(f).

“Change in Control” means, with respect to the Partnership or the General Partner:

(i)  a Third Party becoming the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the voting power of the voting securities of either the Partnership or the General Partner;

(ii)  the sale or other disposition, including by way of liquidation, by either the Partnership or the General Partner of all or substantially all of its assets, whether in a single or series of related transactions, to one or more Third Parties;

(iii) the General Partner or an Affiliate of the General Partner or the Partnership ceases to be the general partner of the Partnership; or

(iv) during any period of two (2) consecutive years (not including any period prior to June 28, 2017), a majority of the members of the Board are replaced by members whose appointment or election was not been recommended by Alimentation Couche Tard, Inc. or its Affiliates.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, “Change of Control” shall mean a “change of control event” as defined in the regulations and guidance issued under Section 409A.

(d) Other Terminations.  If your Continuous Service terminates for any reason other than as provided in Section 4(a), unless otherwise determined by the Committee or its delegate, the Phantom Performance Units then remaining automatically shall be forfeited without payment upon such termination of Continuous Service.

5.

Payments.  (a) Subject to Section 8, as soon as reasonably practical and not later than 30 days following the applicable vesting date, the Partnership shall pay you, with respect to each vested Phantom Performance Unit, one Unit, unless the Committee, in its discretion, elects to pay you an amount of cash equal to the Fair Market Value of a Unit determined on such vesting date.  If more than one Phantom Performance Unit vests at the same time, the Partnership may pay such vested Phantom Performance Units in any combination of Units and cash as the Committee, in its discretion, elects.   (b) Payment of DERs. The Participant is entitled to receive from the General Partner, with respect to each Phantom Performance Unit that has not either vested or been forfeited, cash payments equal to the distributions per Unit made by the Partnership on its outstanding Units, in each case promptly following (and in no event more than 30 days after) each such distribution made by the Partnership. Upon the forfeiture or vesting of the underlying Phantom Performance Unit, the associated DER will automatically expire and no further payments shall be made with respect to such DER, except with respect to amounts not yet paid with respect to distributions on Units made prior to the date of such forfeiture or vesting.

6.

Limitations upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.

Restrictions.  By accepting this Award, you agree that any Units that you may receive upon vesting of this Award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Partnership may refuse to register the transfer of the Units acquired under this Award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the General Partner constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be received under this Agreement.

8.

Withholding of Taxes.  If the grant, vesting or payment of a Phantom Performance Unit or DERs results in the receipt of compensation by you with respect to which the General Partner or an Affiliate has a tax withholding obligation pursuant to applicable law, the General Partner or an Affiliate shall withhold (or net) such cash and number of unrestricted Units otherwise payable to you as the General Partner or an Affiliate requires to meet its tax minimum statutory withholding obligations under such applicable laws.

9.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

10.

Amendment.  The General Partner may amend or terminate the Plan and any instrument hereunder (including this Agreement) at any time, in whole or in part, and for any reason; provided, however, that except as to the extent necessary to comply with applicable laws and regulations (including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule) and to conform the provisions of this Agreement to any changes thereto, no such amendment or termination shall adversely affect the rights of a Participant with respect to Awards granted to the Participant prior to the effective date of such amendment or termination.

11.

Nature of Payments.  The Phantom Performance Units, and payments made pursuant to the Phantom Performance Units are not a part of salary or compensation paid or payable by the General Partner or its Affiliates for purposes of any other benefit or compensation plan or otherwise.

12.

Severability.  If a particular provision of the Plan or this Agreement shall be found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall not affect any other provision of the Plan or this Agreement and the other provisions of the Plan or this Agreement shall remain in full force and effect.

13.

Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Performance Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

14.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

THE UNDERSIGNED GRANTEE ACKNOWLEDGES RECEIPT OF THIS AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PHANTOM PERFORMANCE UNITS AND DERS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS AWARD AGREEMENT AND THE PLAN.

Grantee

Signature: ______________________

Name:

Dated: _________________________

CrossAmerica GP LLC

/s/Gerardo Valencia

Gerardo Valencia

President and Chief Executive Officer